NEWLY PUBLISHED DATA DEMONSTRATES
AMIFOSTINE REDUCES GASTRO-INTESTINAL TOXICITY
FOR MULTIPLE MYELOMA PATIENTS
Amifostine may prevent gastro-intestinal toxicities in certain cancer patients.
NASHVILLE, Tenn. (Tuesday, January 30, 2018) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a U.S. specialty pharmaceutical company and Clinigen Group plc (AIM: CLIN, 'Clinigen'), the global pharmaceutical and services company, announce a new publication in Leukemia & Lymphoma, with study results showing that amifostine decreases gastro-intestinal (GI) toxicity in patients who receive treatment for their multiple myeloma. Cumberland markets branded amifostine in the U.S. under the name Ethyol®.
Multiple myeloma remains incurable, despite the significant improvement in treatment over the past 10 years. Data predicts that there will be over a 57% increase in the number of multiple myeloma patients by 2030 as a result of achieving longer survival for these patients and the population aging. Gastrointestinal (GI) toxicities such as nausea, vomiting, diarrhea and ulcers in mouth are a major limitation to the use of autologous hematopoietic cell transplantation (auto-HTC), especially in the elderly population which constitutes a significant proportion of multiple myeloma patients. Preventing GI toxicities for these patients without compromising efficacy of transplant is an important goal that could lead to an expansion of transplant eligibility criteria to older patients.
The study, led by Ehsan Malek, MD at Case Western Reserve University, assessed multiple myeloma patients receiving high dose melphalan followed by auto-HTC. It consisted of patients at University Hospitals Seidman Cancer Center in Cleveland, OH and the MD Anderson Cancer Center in Houston, TX. It evaluated the impact of amifostine on reducing GI toxicities among multiple myeloma patients undergoing transplant.

Amifostine is used to reduce the side effects of certain chemotherapy agents and radiation treatment. It is known as a cytoprotective agent, protecting the body from some of the potentially serious side effects of treatment. One hundred and seven patients participated in this study. Amifostine 740 mg was administered at 24 hours and 15 min before high-dose melphalan. The study concluded that amifostine therapy decreased GI toxicity without any significant adverse effects while preserving the anti-myeloma efficacy of high-dose melphalan and auto-HTC.